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                                 Exhibit 99.38
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Attorney(s):  LAW OFFICE OF MILES M. TEPPER
Office Address & Tel. No.:  7 Becker Farm Road
Attorney(s) for Plaintiff(s) Roseland, New Jersey 07068 (201) 740-1881
- -------------------------------------------------
Plaintiff(s)
          PAUL L. KOHNSTAMM, on behalf of             SUPERIOR COURT
          himself and all others similarly            OF NEW JERSEY
          situated,
                                                      ESSEX COUNTY
                             vs.
Defendant(s)
                                                      Docket No. C-257-94

          BORDEN, INC., FRANK J. TASCO, ERVIN R.
          SHAMES, FREDERICK E. HENNIG, WILBERT J.     CIVIL ACTION
          LEMELLE, ROBERT P. LUCIANO, H. BARCLAY
          MORELY, JOHN E. SEXTON, PATRICIA CARRY      SUMMONS
          STEWART and KOHLBERG KRAVIS ROBERTS & CO.

The State of New Jersey, to the Above Named Defendant(s):

         YOU ARE HEREBY SUMMONED in a Civil Action in the Superior Court of New Jersey, instituted by the above named plaintiff(s), and required to serve upon the attorney(s) for the plaintiff(s), whose name and office address appears above, an answer to the annexed complaint within 35 days after the service of the summons and complaint upon you, exclusive of the day of service. If you fail to answer, judgment by default may be rendered against you for the relief demanded in the complaint. You shall promptly file your answer and proof of service thereof with the Clerk of the Superior Court, at* 153 Halsey Street, Newark, New Jersey 07101, in accordance with the rules of civil practice and procedure.

         If you cannot afford to pay an attorney, call a Legal Services Office. An individual not eligible for free legal assistance may obtain a referral to an attorney by calling a county lawyer referral service. These numbers may be listed in the yellow pages of your phone book. The phone numbers for the county in which this action is pending are: Lawyer Referral Services, ______________, Legal Services Office ______________.


                                                   /s/
                                                   ___________________________
                                                   Donald F. Phelan
                                                   Clerk of the Superior Court
Dated:  September 22, 1994

Name of defendant to be served:  FRANK J. TASCO
Address for service:
  Borden, Inc.
  180 East Broad Street
  Columbus, Ohio 43215

* For direct filing, add address for County Clerk and strike "in duplicate." For Trenton filing add CN-971, Trenton, N.J. 08625.
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Miles M. Tepper
LAW OFFICE OF MILES M. TEPPER
7 Becker Farm Road
Roseland, New Jersey 07068
(201) 740-1881

                IN THE SUPERIOR COURT OF THE STATE OF NEW JERSEY

                         CHANCERY DIVISION ESSEX COUNTY

- ------------------------------------------X
PAUL L. KOHNSTAMM, on behalf of           :        Docket No.
himself and all others similarly          :
situated,                                 :
                                          :        C-257-94
              Plaintiff,                  :
                                          :        Class Action Complaint
       v.                                 :
                                          :
BORDEN INC., FRANK J. TASCO, ERVIN R.     :
SHAMES, FREDERICK E. HENNIG, WILBERT J.   :
LEMELLE, ROBERT P. LUCIANO, H. BARCLAY    :
MORLEY, JOHN E. SEXTON, PATRICIA CARRY    :
STEWART and KOHLBERG KRAVIS ROBERTS & CO.,:
                                          :
              Defendants.                 :
- ------------------------------------------X


         Plaintiff, by his attorneys, alleges upon information and belief (said information and belief being based, in part, upon the investigation conducted by and through his undersigned counsel), except with respect to his ownership of Borden Inc. ("Borden" or the "Company") common stock, and his suitability to serve as a class representative, which is alleged upon personal knowledge, as follows:

                                    PARTIES


                   1. Plaintiff is the owner of shares of defendant Borden. He is a resident of the State of New York.





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                   2.     Defendant Borden is a corporation organized and
existing under the laws of the State of New Jersey. Borden maintains its principal offices at 180 East Broad Street, Columbus, Ohio 43215. Borden is a producer and distributor of a variety of consumer food products, consumer adhesives and industrial adhesives.

                   3. Defendant Kohlberg Kravis & Roberts Co. ("KKR") is a corporation organized and existing under the laws of the State of Delaware with its principal offices located in New York, New York. KKR is a "buyout firm" that owns a substantial interest in, among others, RJR Nabisco Holdings Corp. ("RJR").

                   4. Defendant Frank J. Tasco is Chairman of the Board of Directors of Borden.

                   5. Defendant Ervin S. Shames is President, Chief Executive Officer and a Director of Borden.

                   6.     Defendant Frederick E. Hennig is a Director of Borden.

                   7.     Defendant Wilbert J. Lemelle is a Director of Borden.

                   8.     Defendant Robert P. Luciano is a Director of Borden.


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                   9.     Defendant H. Barclay Morley is a Director of Borden.

                   10.    Defendant John E. Sexton is a Director of Borden.

                   11.    Defendant Patricia Carry Stewart is a Director of
Borden.

                   12. The foregoing individual directors of Borden (collectively the "Director Defendants"), owe fiduciary duties to Borden and its shareholders.


                           CLASS ACTION ALLEGATIONS


                   13. Plaintiff brings this action on his own behalf and as a class action on behalf of all shareholders of defendant Borden (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) or their successors in interest, who have been or will be adversely affected by the conduct of defendants alleged herein.

                   14. This action is properly maintainable as a class action for the following reasons:

                   (a) The class of shareholders for whose benefit this action is brought is so numerous that joinder of all class members is impracticable. As of April 22, 1994, there were





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over 141 million shares of defendant Borden's common stock outstanding owned by tens of thousands of shareholders of record.

                   (b) There are questions of law and fact which are common to members of the Class and which predominate over any questions affecting any individual members. The common questions include, inter alia, the following:

                   i. Whether one or more of the defendants has engaged in a plan and scheme to enrich themselves at the expense of defendant Borden's public stockholders;

                   ii. Whether the Defendant Directors have breached their fiduciary duties owed by them to plaintiff and members of the Class, and/or have aided and abetted in such breach, by virtue of their participation and/or acquiescence and by their other conduct complained of herein;

                   iii. Whether defendants have failed to fully disclose the true value of defendant Borden's assets and earning power and the future financial benefits which they expect to derive from Borden's purchase by KKR;

                   iv. Whether the Defendant Directors have wrongfully failed and refused to seek a purchaser of Borden at the highest possible price and, instead, have sought to chill potential




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offers and allow the valuable assets of defendant Borden to be acquired by defendant KKR at an unfair and inadequate price;

                   v. Whether defendant KKR has induced or aided and abetted breaches of fiduciary duty by members of Borden's Board of Directors;

                   vi. Whether plaintiff and the other members of the Class will be irreparably damaged by the transactions complained of herein; and

                   vii. Whether defendants have breached or aided and abetted the breaches of the fiduciary and other common law duties owed by them to plaintiff and the other members of the Class.

                   15. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interest as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

                   16. Plaintiff anticipates that there will not be any difficulty in the management of this litigation.





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                   17.    For the reasons stated herein, a class action is
superior to other available methods for the fair and efficient adjudication of this action.


                               FACTUAL BACKGROUND


                   18. On September 12, 1994, KKR and Borden announced that they had agreed in principle to the acquisition of all of the outstanding common stock of Borden by a KKR partnership in exchange for RJR stock owned by that partnership, valued at $14.25 per Borden share, or a total of approximately $2 billion. The transaction is scheduled to close by September 23, 1994 (the "Transaction"). The Transaction has already been approved by the Director Defendants.

                   19. On Friday, September 9, 1994, Borden stock closed at $11.625 per share.

                   20. Although the purchase price represents a small premium over the most recent closing price of Borden stock, the Company's stock price recently averaged between $15 and $20 per share. In addition to the fact that the price offered is unfair and inadequate, the Transaction also provides that at the time a definitive merger agreement is entered into, Borden will grant KKR a "lock up" option to purchase from borden up to 19.9% of the outstanding Borden common stock for $11 a share payable in RJR Nabisco stock. If the option in exercised, KKR



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must purchase at least 41% of the outstanding Borden common stock in the exchange offer if it acquires any shares in the exchange offer. If KKR acquires at least 41%, but less than 51% of Borden common stack in the exchange offer, the option must be exercised by KKR, to the extent necessary for KKR to own at least 51% of the outstanding Borden common stock. In the event any competing transaction is consummated, KKR would be paid certain amounts under the merger agreement. In addition, Defendants have agreed that if a merger agreement with Borden is not entered into by September 23, 1994, KKR will purchase 19.9% of the outstanding common shares of Borden at only $11 a share.

                   21. Further, RJR also announced on September 12, 1994 that it has reached an agreement in principle with KKR to acquire a minority interest in Borden upon KKR's successful acquisition of 100 percent of Borden. RJR will issue to Borden approximately $500 million of newly issued RJR common shares for newly issued Borden shares priced at $14.25 each, representing a 20 percent pro forma interest in Borden.

                   22. The Director Defendants and KKR have agreed that, if the merger is consummated, senior management will remain in place and that their compensation structure will be altered to provide greater incentive compensation awards.





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Also, a majority of the current directors will remain on the Board.

                   23. The proposed Transaction is wrongful, unfair and harmful to Borden's public stockholders, the Class members, and represents an attempt by defendants to aggrandize the personal and financial positions and interests of board members at the expense of and to the detriment of the stockholders of the Company. The proposed transaction will deny plaintiff and other Class members their rights to share appropriately in the true value of the Company's assets and future growth in profits and earnings, while usurping the same for the benefit of defendant KKR (and for RJR, of which KKR will continue to own a substantial interest) at an unfair and inadequate price.


                          CLAIM AGAINST ALL DEFENDANTS


                   24. Defendants other than KKR, acting in concert, have violated their fiduciary duties owed to the public shareholders of Borden and put their own personal interests and the interests of defendant KKR ahead of the interests of the Borden public shareholders and have used their control positions as officers and directors of Borden for the purpose of reaping personal gain for board members at the expense of Borden's public shareholders.





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                   25.    The Defendant Directors failed to (1) undertake an
adequate evaluation of Borden's worth as a potential merger/acquisition candidate; (2) take adequate steps to enhance Borden's value and/or attractiveness as a merger/acquisition candidate; (3) effectively expose Borden to the marketplace in an effort to create an active and open auction for Borden; or (4) act independently so that the interests of the Company's public shareholders would be protected. Instead, defendants have set a price for the shares of stock that does not reflect the true value of Borden and without an appropriate premium.

                   26. While the Defendant Directors of Borden should seek out other possible purchasers of the assets of Borden or its stock in a manner designed to obtain the highest possible price for Borden's shareholders, or seek to enhance the value of Borden for all its current shareholders, they have instead resolved to wrongfully allow KKR to obtain the valuable assets of Borden at a bargain price, which, under the circumstances here, disproportionately benefits KKR.

                   27. These tactics pursued by the defendants are, and will continue to be, wrongful, unfair and harmful to Borden's public shareholders, and are an attempt by certain defendants to aggrandize their personal positions, interests and finances at the expense of and to the detriment of the Borden public stockholders. These maneuvers by the defendants will deny





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members of the Class their right to share appropriately in the true value of
Borden's valuable assets, future earnings and profitable businesses to the same extent as they would as Borden's shareholders.

                   28. In contemplating, planning and/or effecting the foregoing specified acts and in pursuing and structuring the Transaction, defendants are not acting in good faith toward plaintiff and the Class, and have breached, and are breaching, their fiduciary duties to plaintiff and the Class.

                   29. Because the Defendant Directors (and those acting in concert with them) dominate and control the business and corporate affairs of Borden and because they are in possession of private corporate information concerning Borden's businesses and future prospects, there exists an imbalance and disparity of knowledge and economic power between the defendants and the public shareholders of Borden which makes it inherently unfair to Borden's public shareholders.

                   30. Defendant KKR has acted and is acting with knowledge or with reckless disregard that the other defendants are in breach of their fiduciary duties to Borden's public shareholders and have participated in such breaches of fiduciary duties by the directors of Borden and thus are liable as aiders and abettors.





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                   31.    By reason of the foregoing acts, practices and
courses of conduct, the Defendant Directors have failed to use the required care and diligence in the exercise of their fiduciary obligations owed to Borden and its public shareholders.

                   32. As a result of the actions of the defendants, plaintiff and the Class have been and will be damaged in that they will not receive the fair value of Borden's assets and business in exchange for their Hamilton's shares, and have been and will be prevented from obtaining a fair price for their shares of Borden common stock.

                   33. Unless enjoined by this Court, the Defendant Directors will continue to breach their fiduciary duties owed to plaintiff and the Class, all to the irreparable harm of the Class. Plaintiff has no adequate remedy at law.

                   WHEREFORE, plaintiff demands judgment as follows:

                   (a) Declaring that this action may be maintained as a class action;

                   (b) Declaring that the proposed Transaction is unfair, unjust and inequitable to plaintiff and the other members of the Class;





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                   (c)    Enjoining preliminarily and permanently the
defendants from taking any steps necessary to accomplish or implement the purposed merger of defendant Borden with defendant KKR at a price that is not fair and equitable;

                   (d) Requiring defendants to compensate plaintiff and the members of the Class for all losses and damages suffered and to be suffered by them as a result of the acts and transactions complained of herein, together with prejudgment and post-judgment interest;

                   (e) Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys', accountants', and experts' fees; and

                   (f) Granting such other and further relief as may be just and proper.

Dated:  September 12, 1994

                                    LAW OFFICES OF MILES M. TEPPER


                                    By: /s/
                                       _____________________________
                                       Miles M. Tepper
                                       7 Becker Farm Road
                                       Roseland, New Jersey 07068
                                       (201) 740-1881


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OF COUNSEL:

CHARLES PIVEN
LAW OFFICES OF CHARLES PIVEN
The Legg Mason Tower
Suite 2700
111 S. Calvert Street
Baltimore, Maryland 21202

WOLF HALDENSTEIN ADLER FREEMAN HERZ
270 Madison Avenue
New York, New York 10016
(212) 545-4600

Attorneys for Plaintiffs





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                                 CERTIFICATION


                 The plaintiff hereby certifies that the matter in controversy is not the subject of any other action pending in any court and is likewise not the subject of any pending arbitration proceeding. The plaintiff further certifies that on information and belief there may be one or more actions contemplated against some or all of the same defendants in this or another county within this state regarding the subject matter of this action. Plaintiffs not aware of any other parties who should be joined in this action.

Dated:  September 12, 1994

                                 /s/
                                 ______________________________
                                 Miles M. Tepper
                                 Attorney for Plaintiff